U.S. Department of Homeland Security
Region II
FEMA-4336-DR-PR
FEMA-4339-DR-PR
P.O. Box 70105
San Juan, P.R. 00936-8105

FEMA

December 23, 2017

Mr. José I. Marrero, Esq., CPA
Governor's Authorized Representative
Government of Puerto Rico
P.O. Box 9023228
San Juan, PR 00902-3228

RE: FEMA-4339-DR-PR
Puerto Rico Electric Power Authority – Emergency Power Restoration
Review of Contract and Funding for Cobra Energy

Dear Mr. Marrero:

Cobra Energy entered into a contract with the Puerto Rico Electric Power Authority (PREPA) on October 19, 2017 to perform emergency repairs to the transmission and distribution systems throughout Puerto Rico as a result of Hurricane Maria. Since the start of the incident period, the majority of Puerto Rico has been without power and there are limited resources available for power restoration on the island. Cobra Energy is currently performing critical emergency repairs to transmission lines that are essential to the restoration of the overall system to transmit and distribute electric power throughout Puerto Rico.

At the request of PREPA, the Federal Emergency Management Agency (FEMA) reviewed the Cobra Energy contract, amendment, and rates for service. Under the exigent circumstances after Hurricane Maria, PREPA awarded this contract in compliance with the emergency procurement provisions of the Commonwealth of Puerto Rico and Executive Orders issued as a result of the disaster. FEMA has also determined the costs under this contract to be reasonable.

FEMA prepared Project Worksheet (PW) #251 for emergency repairs to transmission and distribution lines for $200,000,000 including the Cobra Energy and anticipate it will be obligated soon. As of today, Cobra Energy has billed PREPA $174 million and has indicated that it cannot continue to provide services without assurances that payment is forthcoming. Puerto Rico must provide an SF-270 draw down request to FEMA with validated, supporting documentation within 1 day of the obligation of PW #251.

Should you have any questions or require further assistance, please contact Mrs. Ana Luz Morales, Infrastructure Branch Director, at (787) 296-3500 or ana.morales@fema.dhs.gov.

Sincerely,

Michael Byrne
Federal Coordinating Officer
FEMA-4339-DR-PR